Exhibit 99.1
Consent of Merrill Lynch
     We hereby consent to the use of our opinion letter dated August 12, 2007 to the Board of Directors of RF Micro Devices, Inc. (“RFMD”) included as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Iceman Acquisition Sub, Inc., a wholly-owned subsidiary of RFMD, with and into Sirenza Microdevices, Inc. and to the references to such opinion in such Joint Proxy Statement/Prospectus under the captions “Summary – Opinion of RFMD’s Financial Advisor” and the “The Mergers — Opinion of RFMD’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
(Merrill Lynch, Pierce, Fenner & Smith
Incorporated)
September 12, 2007